Exhibit 99.1

Green Bankshares' Board of Directors Declines to Accept Proposal to Invest Additional Capital

GREENEVILLE, Tenn.--(BUSINESS WIRE)--November 9, 2009--Green Bankshares, Inc. (NASDAQ: GRNB), the holding company for GreenBank, today announced that its Board of Directors has declined to accept an unsolicited proposal, dated October 26, 2009, from Scott Niswonger to invest additional capital. After reviewing the terms of Mr. Niswonger's proposal and its timing, as well as other relevant factors relating to Green Bankshares' business and operations, the Board concluded that it is not in the best interests of Green Bankshares and its shareholders to pursue the proposal.

Robert K. Leonard, the lead independent director of the Board, noted that GreenBank's estimated regulatory capital levels remained strong at September 30, 2009, with Tier 1 Leverage at 10.49%, Tier 1 Risk-Based Capital at 13.17%, and Total Risk-Based Capital at 14.43%, all surpassing regulatory requirements. "Our Board remains committed to improving our business and building value for all of our shareholders," Leonard added.

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $2.794 billion, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 63 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company's business are discussed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008, and include, but are not limited to, (1) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (2) continuation of the historically low short-term interest rate environment; (3) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (4) increased competition with other financial institutions in the markets that GreenBank serves; (5) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (6) rapid fluctuations or unanticipated changes in interest rates; (7) the impact of governmental restrictions on entities participating in the Capital Purchase Program of the United States Department of the Treasury; (8) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy and (9) the loss of key personnel. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer